As filed with the Securities and Exchange Commission on January 23, 2020

Registration No. 333-147682

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Teekay Offshore Partners L.P.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-051255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

(441) 405-5560

(Address of Principal Executive Offices) (Zip Code)

TEEKAY OFFSHORE PARTNERS L.P. 2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Watson Farley & Williams LLP

Attention: Daniel C. Rodgers

250 West 55th Street

New York, New York 10019

(Name and address of agent for service)

(212) 922-2200

(Telephone number, including area code, of agent for service)

Copy to:

Michael Swidler, Esq.

Mike Rosenwasser, Esq.

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

(212) 408-2511

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-147682, of Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Registrant”), filed with the Securities and Exchange Commission on November 28, 2007. The Registration Statement registered 1,000,000 common units representing limited partner interests in the Registrant (“Common Units”) under the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan.

On January 22, 2020, pursuant to the Agreement and Plan of Merger, dated as of September 30, 2019 (the “Merger Agreement”), by and among the Registrant, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and general partner of the Registrant (“Partnership GP”), Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), Brookfield TK TOGP LP, a Bermuda limited partnership, Brookfield TK Block Acquisition LP, a Bermuda limited partnership, Brookfield Asset Management Private Institutional Capital Adviser (Private Equity) L.P., a limited partnership formed under the laws of Manitoba, Canada, and Brookfield TK TOLP LP, a Bermuda limited partnership, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a subsidiary of Parent, certain of its affiliates and Partnership GP (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of Common Units pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on January 23, 2020.

TEEKAY OFFSHORE PARTNERS L.P.

By:	Teekay Offshore GP L.L.C.,
its General Partner

	By:	/s/ Edith Robinson
Edith Robinson
Vice President and Company Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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